Child, Van Wagoner & Bradshaw, PLLC

Exhibit 23.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated August 16, 2006, relating to the consolidated financial statements of Polygenetics International Inc., which appears in such Prospectus. We also consent to the reference to us under the heading Interest of Named Experts and Counsel in such Prospectus.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

March 1, 2007

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370

Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants